Registration Statement No. 333-134553

Dated December 27, 2007

Rule 424(b)(2)

Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$8,000,000.00	$245.60

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $1,484,422.55 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-134553) filed by Lehman Brothers Holdings Inc. and the other Registrants thereto on May 30, 2006, and have been carried forward, of which $245.60 is offset against the registration fee due for this offering and of which $1,484,176.95 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

PRICING SUPPLEMENT NO. 1

(To prospectus dated May 30, 2006

prospectus supplement dated May 30, 2006

underlying supplement no. 1100 dated December 26, 2007 and

product supplement no. 900-I dated December 20, 2007)

MTNI578

Performance Securities with Partial Protection

Linked to a Global Basket Consisting of Indices and an Index Fund

Strategic Alternatives to Indexing

Lehman Brothers Holdings Inc. $8,000,000 Securities Linked to a Global Basket due December 31, 2010

Investment Description

The Performance Securities with Partial Protection Linked to a Global Basket Consisting of Indices and an Index Fund (the “Notes”) potentially provide a return based on the positive performance of a basket composed of five U.S. and international indices and an international index fund (each of the indices and the index fund, a “Basket Component” and, collectively, the “Basket Components”) as well as protection, at maturity of the Notes, of 24.2% of your principal. Partial principal protected investments, like the Notes, can help reduce portfolio risk while maintaining increased exposure to equities. The partial principal protection feature applies only at maturity. Investing in the Notes is subject to significant risks, including a potential loss of up to 75.8% of principal.

Features

❑	Growth Potential: Investors receive full participation in the upside performance of a global basket consisting of indices and an index fund.

❑	Partial Protection of Principal: At maturity of the Notes, investors will receive a cash payment equal to at least 24.2% of their invested principal.

❑	Diversification: Investors can diversify into domestic and international equity markets.

Key Dates

Trade Date	December 21, 2007
Settlement Date	December 31, 2007
Final Valuation Date*	December 28, 2010
Maturity Date*	December 31, 2010

*	Subject to postponement in the event of a market disruption event, as described under “Description of Notes—Payment at Maturity” in the accompanying product supplement no. 900-I.

Security Offerings

We are offering Performance Securities with Partial Protection Linked to a Global Basket Consisting of Indices and an Index Fund. The Notes are linked to a basket (the “Basket”) consisting of six Basket Components: five indices (each, a “Basket Index” and, collectively, the “Basket Indices”) and an index fund (the “Basket Index Fund”). The Basket Indices are the Dow Jones EURO STOXX 50® Index, the Nikkei 225SM Index, the S&P 500® Index, the Hang Seng China Enterprises Index™ and the MSCI EM (Emerging Markets) Index; and the Basket Index Fund is the iShares® MSCI Brazil Index Fund. The Notes are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the appreciation of the Basket. The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples of $10 in excess thereof.

Basket Component Starting Levels[1]						Protection Percentage	CUSIP	ISIN
SX5E	NKY	SPX	HSCEI	MXEF	EWZ
4,384.55	15,257.00	1,484.46	15,981.81	1,215.99	81.75	24.2%	52522L533	US52522L5333
[1]

SX5E, NKY, SPX, HSCEI, MXEF and EWZ represent the Dow Jones EURO STOXX 50® Index, the Nikkei 225SM Index, the Hang Seng China Enterprises IndexTM, the MSCI EM (Emerging Markets) Index and the iShares® MSCI Brazil Index Fund, respectively.

See “Additional Information about Lehman Brothers Holdings Inc. and the Notes” on page 2. The Notes offered will have the terms specified in the base prospectus dated May 30, 2006, the MTN prospectus supplement dated May 30, 2006, product supplement no. 900-I dated December 26, 2007, underlying supplement no. 1100 dated December 20, 2007 and this pricing supplement. See “ Key Risks” on page 6, the more detailed “Risk Factors” beginning on page SS-1 of product supplement no. 900-I for risks related to an investment in the Notes and “Risk Factors” beginning on page US-1 of underlying supplement no. 1100 for risks related to the Basket Components.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying base prospectus, MTN prospectus supplement, product supplement no. 900-I, underlying supplement no. 1100, any other related prospectus supplements or any other relevant terms supplement. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of Lehman Brothers Holdings Inc. and are not FDIC-insured.

	Price to Public	Underwriting Discount	Proceeds to Us
Per Note	100%	1.5%	98.5%
Total	$8,000,000.00	$120,000.00	$7,880,000.00

UBS Financial Services Inc.	Lehman Brothers Inc.

Additional Information about Lehman Brothers Holdings Inc. and the Notes

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read this pricing supplement together with the base prospectus, as supplemented by the MTN prospectus supplement relating to our Series I medium-term notes of which the Notes are a part, and the more detailed information contained in product supplement no. 900-I (which supplements the description of the general terms of the Notes) and underlying supplement no. 1100 (which describes the Basket Components, including risk factors specific to each). Buyers should rely upon the base prospectus, the MTN prospectus supplement, product supplement no. 900-I, underlying supplement no. 1100, this pricing supplement, any other relevant terms supplement and any other relevant free writing prospectus for complete details. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous communications concerning the Notes. To the extent that there are any inconsistencies among the documents listed below, this pricing supplement shall supersede product supplement no. 900-I, which shall, likewise, supersede the base prospectus and the MTN prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 900-I and “Risk Factors” in the accompanying underlying supplement no. 1100, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term or through the links below, or by calling UBS Financial Services Inc. toll-free at 1-877-827-2010 or Lehman Brothers Inc. toll-free at 1-888-603-5847.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement no. 900-I dated December 20, 2007:

http://www.sec.gov/Archives/edgar/data/806085/000119312507269472/d424b2.htm

♦	Underlying supplement no. 1100 dated December 26, 2007:

http://www.sec.gov/Archives/edgar/data/806085/000119312507271756/d424b2.htm

♦	MTN Prospectus supplement dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

♦	Base Prospectus dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

References to “Lehman Brothers,” “we,” “our” and “us” refer only to Lehman Brothers Holdings Inc. and not to its consolidated subsidiaries. In this document, “Notes” refers to the Performance Securities with Partial Protection Linked to a Global Basket Consisting of Indices and an Index Fund that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

♦	You seek an investment with a return linked to the performance of the Basket and exposure to the economies of the U.S. and of international developed markets and emerging markets

♦	You seek an investment that offers partial principal protection when the Notes are held to maturity

♦	You are willing to risk losing up to 75.8% of your investment

♦	You are willing to hold the Notes to maturity

♦	You do not seek current income from this investment

♦

You believe the Basket will appreciate during the term of the Notes, and you are willing to invest in notes whose positive return, if any, will not benefit from potential enhancement by a multiplier greater than 100%

The Notes may not be suitable for you if, among other considerations:

♦	You do not seek an investment with exposure to the economies of the U.S. and of international developed markets or emerging markets

♦	You are unable or unwilling to hold the Notes to maturity

♦	You seek an investment that is 100% principal protected

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings

♦	You seek current income from your investments

♦	You seek an investment for which there will be an active secondary market

♦

You do not believe that the Basket will appreciate during the term of the Notes, or you are not willing to invest in notes whose positive return, if any, will not benefit from potential enhancement by a multiplier greater than 100%

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” on page 6, “Risk Factors” in product supplement no. 900-I, underlying supplement no. 1100 and the MTN prospectus supplement for risks related to an investment in the Notes.

Final Terms

Issuer	Lehman Brothers Holdings Inc. (A+/A1/AA-)[1]

Issue Price	$10 per Note

Term	3 years

Basket

The Notes are linked to a basket consisting of five indices (the Dow Jones EURO STOXX 50® Index (SX5E), the Nikkei 225SM Index (NKY), the S&P 500® Index (SPX), the Hang Seng China Enterprises Index™ (HSCEI) and the MSCI EM (Emerging Markets) Index (MXEF) (each, a “Basket Index” and, collectively, the “Basket Indices”)) and an index fund (the iShares® MSCI Brazil Index Fund (EWZ) (the “Basket Index Fund”)). We refer to each of the Basket Indices and the Basket Index Fund as a “Basket Component” and, collectively, as the “Basket Components.”

Component Weightings	Dow Jones EURO STOXX 50® Index	25.00%
	Nikkei 225SM Index	25.00%
	S&P 500® Index	20.00%
	Hang Seng China Enterprises Index™	10.00%
	MSCI EM (Emerging Markets) Index	10.00%
	iShares® MSCI Brazil Index Fund	10.00%

Underlying Index	The MSCI Brazil IndexSM, which is the index underlying the iShares® MSCI Brazil Index Fund

Protection Percentage	24.2%

Participation Rate	100%

Payment at Maturity (per $10)

If the Basket Return is positive, you will receive a cash payment, per $10 principal amount Note, equal to:

$10 + [$10 × (Basket Return

× Participation Rate)]

If the Basket Return is zero or negative, and its absolute value is less than or equal to the Protection Percentage, you will receive the principal amount of your Notes at maturity.

If the Basket Return is negative, and its absolute value is greater than the Protection Percentage, you will receive a cash payment, per $10 principal amount Note, equal to:

$10 + [$10 × (Basket Return

+ Protection Percentage)]

If the Basket Return is negative and the absolute value of the Basket Return is greater than the Protection Percentage, you could lose up to $7.58 per $10 principal amount Note.

Basket Return	Basket Ending Level – Basket Starting Level
	Basket Starting Level

Basket Starting Level	100

Basket Ending Level

The Basket closing level on the Final Valuation Date. On the Final Valuation Date, the Basket closing level will be calculated as follows:

Basket Starting Level × [1+ (the Dow Jones EURO STOXX 50® Index Return × 25.00%) + (the Nikkei 225SM Index Return × 25.00%) + (the S&P 500® Index Return × 20.00%) + (the Hang Seng China Enterprises Index™ Return × 10.00%) + (the MSCI EM (Emerging Markets) Index Return × 10.00%) + (the iShares® MSCI Brazil Index Fund Return × 10.00%)].

The “Dow Jones EURO STOXX 50® Index Return,” the “Nikkei 225SM Index Return,” the “S&P 500® Index Return,” the “Hang Seng China Enterprises Index™ Return,” the “MSCI EM (Emerging Markets) Index Return” and the “iShares® MSCI Brazil Index Fund Return” are the performances of the respective Basket Components, calculated, in each case, as the percentage change from the related Basket Component closing level (or closing price) on the Trade Date to the related Basket Component closing level (or closing price) on the Final Valuation Date. See the definition of Basket Component Return under “Description of Notes—Payment at Maturity” in the accompanying product supplement no. 900-I.

Determining Payment at Maturity

[1]

Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s, A1 by Moody’s and AA- by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the issuer does not affect or enhance the likely performance of the investment other than the ability of the issuer to meet its obligations.

Scenario Analysis and Examples at Maturity

The following scenario analysis and examples reflect the Participation Rate of 100% and the Protection Percentage of 24.2% and assume a range of Basket Returns from +50% to -50%.

Example 1—The level of the Basket increases from a Basket Starting Level of 100 to a Basket Ending Level of 110. Because the Basket Ending Level is 110 and the Basket Starting Level is 100, the Basket Return is positive and calculated as follows:

(110 - 100)/100 = 10%

Because the Basket Return is equal to 10%, the Payment at Maturity is equal to $11.00 per $10.00 principal amount Note calculated as follows:

$10 + ($10 × 10% × 100%) = $11.00

Example 2—The level of the Basket decreases from a Basket Starting Level of 100 to a Basket Ending Level of 90. Because the Basket Ending Level is 90 and the Basket Starting Level is 100, the Basket Return is negative and calculated as follows:

(90 - 100)/100 = -10%

Because the Basket Return is equal to -10%, the absolute value of which is less than the Protection Percentage, the Payment at Maturity is equal to $10.00 per $10.00 principal amount Note.

Example 3—The level of the Basket decreases from a Basket Starting Level of 100 to a Basket Ending Level of 70. Because the Basket Ending Level is 70 and the Basket Starting Level is 100, the Basket Return is negative and calculated as follows:

(70 - 100)/100 = -30%

Because the Basket Return is equal to -30%, the absolute value of which is more than the Protection Percentage, the investor will lose 1% of principal for each 1% that the absolute value of the Basket Return exceeds the Protection Percentage and the Payment at Maturity is equal to $9.42 per $10.00 principal amount Note calculated as follows:

$10 + [$10 × (-30% + 24.2%)] = $9.42

What are the tax consequences of the Notes?

Lehman Brothers Holdings Inc. intends to treat, and by purchasing a Note, for all tax purposes, you agree to treat, a Note as a cash-settled financial contract, rather than as a debt instrument.

Potential application of the constructive ownership rules. A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the Basket Index Fund). Under the “constructive ownership” rules, if an investment in the Notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a United States holder in respect of a Note will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the United States holder (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the United States holder in taxable years prior to the taxable year of the sale, exchange or settlement of the Notes (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or settlement of the Notes).

Although the matter is not clear, there exists a substantial risk that an investment in the Notes will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a United States holder in respect of the Notes will be recharacterized as ordinary income. Accordingly, United States holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

Recent tax law developments. On December 7, 2007, the Internal Revenue Service (the “IRS”) released a Notice indicating that the IRS and the Treasury Department are considering and seeking comments as to whether holders of instruments similar to the Notes should be required to accrue income on a current basis over the term of the Notes, regardless of whether any payments are made prior to maturity. In addition, the Notice provides that the IRS and the Treasury Department are considering related issues, including, among other things, whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset, and whether such instruments should be subject to the special “constructive ownership rules” contained in Section 1260 of the Internal Revenue Code. It is not possible to predict what changes, if any, will be adopted, or when they will take effect. Any such changes could affect the amount, timing and character of income, gain or loss in respect of the Notes, possibly with retroactive effect. Holders are urged to consult their tax advisors concerning the impact of the Notice on their investment in the Notes. Subject to future developments with respect to the foregoing, Lehman Brothers Holdings Inc. intends to continue to treat the Notes for U.S. federal income tax purposes in accordance with the treatment described in the accompanying product supplement no. 900-I under the headings “Risk Factors” and “Certain U.S. Federal Income Tax Consequences.”

See “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 900-I.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any of the stocks included in the Basket Indices, the Basket Index Fund or the Underlying Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 900-I and in the “Risk Factors” section of the accompanying underlying supplement no. 1100. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Notes in light of your particular circumstances.

♦

Partial Principal Protection Only Applies if You Hold the Notes to Maturity: You should be willing to hold your Notes to maturity. If you sell your Notes in the secondary market, you may have to sell them at a discount and you will not have principal protection, partial or otherwise, for any decline in the Basket. YOU SHOULD BE WILLING TO HOLD YOUR NOTES TO MATURITY.

♦

Your Investment in the Notes May Result in a Loss: The Notes do not guarantee any return of principal in excess of $2.42 per $10 principal amount Note. The return on the Notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be exposed to any decline in the Basket if, and to the extent to which, the absolute value of the Basket Return exceeds the Protection Percentage. YOU MAY LOSE UP TO 75.8% OF YOUR PRINCIPAL IF THE BASKET DECLINES.

♦

Changes in the Level of the Basket Components May Offset Each Other: The Notes are linked to a weighted basket composed of the Basket Components, which are Basket Indices and a Basket Index Fund. At a time when the level of one or more of the Basket Indices or the price of the Basket Index Fund increases, the level of one or more of the other Basket Indices or the price of the Basket Index Fund may not increase as much or may even decline. Therefore, in calculating the Basket Ending Level, increases in the level of one or more of the Basket Indices or in the price of the Basket Index Fund may be moderated, or offset, by lesser increases or declines in the level or price of one or more of the other Basket Components.

♦

No Interest or Dividend Payments or Voting Rights: As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of stocks included in the Basket Components or the Underlying Index would have.

♦

Certain Built-in Costs are Likely to Adversely Affect the Value of the Notes Prior to Maturity: While the Payment at Maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agents’ commission and the cost of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge, as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Lehman Brothers Inc. will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. YOU SHOULD BE WILLING TO HOLD YOUR NOTES TO MATURITY.

♦

The Basket Return Will Not Be Adjusted for Changes in Exchange Rates Relative to the U.S. Dollar that Might Affect the Basket Components, and the Notes Will Have Some Exposure to Exchange Rate Fluctuations: The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks included in the Basket Indices are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your return, if any, at maturity. However, because the Basket Index Fund and one of the Basket Indices (the MSCI EM (Emerging Markets) Index)—but not their respective component stocks—are denominated in U.S. dollars, you will have foreign currency exposure with respect to those Basket Components, and the value of your Notes will be affected by exchange rate fluctuations between the U.S. dollar and the currencies in which such component stocks are based. If the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, the value of your Notes may increase or decrease at maturity.

♦

Differences Between the Index Fund and the Underlying Index: The Index Fund does not fully replicate the Underlying Index, may hold securities not included in the Underlying Index and will reflect transaction costs and fees that are not included in the calculation of the Underlying Index, all of which may lead to a lack of correlation between the Index Fund and the Underlying Index. In addition, because the shares of the Index Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market price per share of the Index Fund may differ from the net asset value per share of the Index Fund.

♦

Dealer Incentives: We, our affiliates and agents, and UBS Financial Services Inc. and its affiliates, act in various capacities with respect to the Notes. Lehman Brothers Inc. and other of our affiliates may act as a principals, agents or dealers in connection with the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell the Notes instead of other investments. We will pay compensation of $0.15 per Note to the principals, agents and dealers in connection with the distribution of the Notes.

♦

Lack of Liquidity: The Notes will not be listed on any securities exchange. Lehman Brothers Inc. intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Lehman Brothers Inc. is willing to buy the Notes. If you are an employee of Lehman Brothers Holdings Inc. or one of our affiliates, you may not be able to purchase the Notes from us and your ability to sell or trade the Notes in the secondary market may be limited.

♦

Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦

We Are One of the Companies That Make Up the S&P 500® Index: We are one of the companies that make up the S&P 500® Index. We will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the level of the S&P 500® Index and the value of the Notes.

♦

We and our Affiliates and Agents May Publish Research, Express Opinions or Provide Recommendations that are Inconsistent with Investing in or Holding the Notes. Any Such Research, Opinions or Recommendations Could Affect the Level of the Basket to which the Notes are Linked or the Value of the Notes: We, our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. We, our affiliates and agents, may publish, or may have published, research or other opinions that are inconsistent with the investment view implicit in the Notes. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Additionally, UBS Financial Services Inc. and its affiliates may publish, or may have published, research or other opinions that are inconsistent with purchasing or holding the Notes. Investors should make their own independent investigation of the merits of investing in the Notes which are linked to the Basket.

♦

Many Economic and Market Factors Will Impact the Value of the Notes: In addition to the level of the Basket on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in the product supplement no. 900-I.

♦

There are Risks in Emerging Markets: Countries with emerging markets may have relatively unstable governments, may present risks of nationalization of businesses, may impose restrictions on foreign ownership, foreign currency exchange and the repatriation of assets, and may be less protective of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local, regional and global economic and trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.

♦	Uncertain Tax Treatment: Significant aspects of the tax treatment of the Notes are uncertain. You should consult your own tax advisor about your own tax situation before investing in the Notes.

♦

Credit of Issuer: An investment in the Notes will be subject to the credit risk of Lehman Brothers Holdings Inc., and the actual and perceived creditworthiness of Lehman Brothers Holdings Inc. may affect the market value of the Notes.

Hypothetical Historical Basket Performance

The graph below illustrates the hypothetical historical performance of the Basket from July 14, 2000 (the date on which iShares® MSCI Brazil Index Fund began providing historical closing prices) to December 21, 2007 if the level of the Basket was made to equal 100 on December 21, 2007. The hypothetical historical performance reflects the performance the Basket would have exhibited based on (i) the actual historical performance of the Basket Components and (ii) the Component Weightings indicated under “Final Terms” above. Neither the hypothetical historical performance of the Basket nor the actual historical performance of the Basket Components should be taken as indications of future performance.

Source: Lehman Brothers Inc.

The Dow Jones EURO STOXX 50® Index

The Dow Jones EURO STOXX 50® Index was created by STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company, Inc. and SWX Group. As discussed more fully in underlying supplement no. 1100 under the heading “The Dow Jones EURO STOXX 50® Index,” the Dow Jones EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the Dow Jones EURO STOXX Index, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard. Changes in the composition of the Dow Jones EURO STOXX 50® Index are made annually to ensure that the Dow Jones EURO STOXX 50® Index includes the 50 market sector leaders from within the Dow Jones EURO STOXX Index. A current list of the issuers that comprise the Dow Jones EURO STOXX 50® Index is available on the STOXX Limited website at www.stoxx.com.

You can obtain the level of the Dow Jones EURO STOXX 50® Index at any time from the Bloomberg Financial Markets page “SX5E <Index> <GO>“ or from the STOXX Limited website at www.stoxx.com.

The graph below illustrates the performance of the Dow Jones EURO STOXX 50® Index from December 19, 1997 to December 21, 2007. The historical levels of the Dow Jones EURO STOXX 50® Index should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The Dow Jones EURO STOXX 50® Index closing level on December 21, 2007 was 4,384.55.

The information on the Dow Jones EURO STOXX 50® Index provided in this document should be read together with the discussion under the heading “The Dow Jones EURO STOXX 50® Index” beginning on page US-7 of underlying supplement no. 1100. Information contained in the STOXX Limited website referenced above is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The Nikkei 225SM Index

The Nikkei 225SM Index is published and disseminated by Nikkei Inc. (“Nikkei”). As discussed more fully in underlying supplement no. 1100 under the heading “The Nikkei 225SM Index,” the Nikkei 225SM Index is a modified, price-weighted average of 225 Japanese companies listed in the First Section of the Tokyo Stock Exchange that measures the composite price performance of selected Japanese stocks. The 225 companies included in the Nikkei 225SM Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities.

You can obtain the level of the Nikkei 225SM Index at any time from the Bloomberg Financial Markets page “NKY <Index> <GO>“ or from the Nikkei website at www.nni.nikkei.co.jp.

The graph below illustrates the performance of the Nikkei 225SM Index from December 19, 1997 to December 21, 2007. The historical levels of the Nikkei 225SM Index should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The Nikkei 225SM Index closing level on December 21, 2007 was 15,257.00.

The information on the Nikkei 225SM Index provided in this document should be read together with the discussion under the heading “The Nikkei 225SM Index” beginning on page US-12 of underlying supplement no. 1100. Information contained in the Nikkei website referenced above is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The S&P 500® Index

The S&P 500® Index (the “S&P 500® Index”) is published by Standard & Poor’s (“S&P”), a division of The McGraw-Hill Companies, Inc. As discussed more fully in underlying supplement no. 1100 under the heading “The S&P 500® Index,” the S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Ten main groups of companies comprise the S&P 500® Index, along with the number of companies included in each group as of November 30, 2007 are indicated below: Consumer Discretionary (88); Consumer Staples (39); Energy (34); Financials (93); Health Care (51); Industrials (56); Information Technology (70); Materials (29); Telecommunications Services (9); and Utilities (31).

You can obtain the level of the S&P 500® Index at any time from the Bloomberg Financial Markets page “SPX <Index> <GO>“ or from the S&P website at www.standardandpoors.com.

The graph below illustrates the performance of the S&P 500® Index from December 19, 1997 to December 21, 2007. The historical levels of the S&P 500® Index should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The S&P 500® Index closing level on December 21, 2007 was 1,484.46.

The information on the S&P 500® Index provided in this document should be read together with the discussion under the heading “The S&P 500® Index” beginning on page US-16 of underlying supplement no. 1100. Information contained in the S&P website referenced above is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The Hang Seng China Enterprises Index™

The Hang Seng China Enterprises Index™ is published by Hang Seng Indexes Company Limited (“HSI”) pursuant to a license from Hang Seng Data Services Limited. As discussed more fully in underlying supplement no. 1100 under the heading “The Hang Seng China Enterprises Index™,” the Hang Seng China Enterprises Index™ is a free-float adjusted market capitalization weighted index. The Hang Seng China Enterprises Index™ consists of H-shares, which are Hong Kong listed shares, of Chinese state-owned enterprises (“H-share companies”). The Hang Seng China Enterprises Index™ is reviewed semi-annually, at the same time as the Hang Seng Composite Index™, and consists of only those H-share companies that are included in the Hang Seng Composite Index™. The H-share companies that join or leave the Hang Seng Composite Index™ are automatically included in or excluded from the Hang Seng China Enterprises Index™. As of November 30, 2007, the Hang Seng China Enterprises Index™ consisted of 43 companies.

You can obtain the level of the Hang Seng China Enterprises Index™ at any time from the Bloomberg Financial Markets page “HSCEI <Index> <GO>“ or from the HSI website at www.hsi.com.hk.

The graph below illustrates the performance of the Hang Seng China Enterprises Index™ from December 19, 1997 to December 21, 2007. The historical levels of the Hang Seng China Enterprises Index™ should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The Hang Seng China Enterprises Index™ closing level on December 21, 2007 was 15,981.81.

The information on the Hang Seng China Enterprises Index™ provided in this document should be read together with the discussion under the heading “The Hang Seng China Enterprises Index™” beginning on page US-21 of underlying supplement no. 1100. Information contained in the HSI website referenced above is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The MSCI EM (Emerging Markets) Index

The MSCI EM (Emerging Markets) Index (formerly the MSCI Emerging Markets IndexSM) is published by MSCI, Inc. (“MSCI”, the successor to Morgan Stanley Capital International, Inc.). As discussed more fully in underlying supplement no. 1100 under the heading “The MSCI EM (Emerging Markets) Index”, the MSCI EM (Emerging Markets) Index is a free float-adjusted market capitalization index that is intended to measure the performance of certain emerging equity markets. As of December 18, 2007, the MSCI EM (Emerging Markets) Index consisted of the following 25 emerging market country indices: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Korea, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey.

You can obtain the level of the MSCI EM (Emerging Markets) Index at any time from the Bloomberg Financial Markets page “MXEF <Index> <GO>“ or from the MSCI website at www.mscibarra.com.

The graph below illustrates the performance of the MSCI EM (Emerging Markets) Index from December 19, 1997 to December 21, 2007. The historical levels of the MSCI EM (Emerging Markets) Index should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The MSCI EM (Emerging Markets) Index closing level on December 21, 2007 was 1,215.99.

The information on the MSCI EM (Emerging Markets) Index provided in this document should be read together with the discussion under the heading “The MSCI EM (Emerging Markets) Index” beginning on page US-25 of underlying supplement no. 1100. Information contained in the MSCI website referenced above is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The iShares® MSCI Brazil Index Fund and the Underlying Index

The iShares® MSCI Brazil Index Fund is calculated and maintained by iShares® Inc. (“iShares”) under the advisement of Barclays Global Fund Advisors, a subsidiary of Barclays Global Investors, N.A. (“BGI”). As discussed more fully in underlying supplement no. 1100 under the heading “The iShares® MSCI Brazil Index Fund,” the iShares® MSCI Brazil Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the Brazilian market, as measured by the MSCI Brazil IndexSM , its underlying index (the “Underlying Index”). The iShares® MSCI Brazil Index Fund holds equity securities traded primarily in Brazil. The Underlying Index was developed and is maintained by MSCI, Inc. (“MSCI”, the successor to Morgan Stanley Capital International, Inc.) as an equity benchmark for Brazilian stock performance, and is designed to measure equity market performance in Brazil. Additional information concerning the iShares® MSCI Brazil Index Fund and the Underlying Index may be obtained from the iShares website at www.ishares.com or from the MSCI website at www.mscibarra.com.

You can obtain the level of the iShares® MSCI Brazil Index Fund at any time from the Bloomberg Financial Markets page “EWZ <Index> <GO>“ or from the iShares website at www.ishares.com.

The graph below illustrates the performance of the iShares® MSCI Brazil Index Fund from July 14, 2000 to December 21, 2007. The historical levels of the iShares® MSCI Brazil Index Fund should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The iShares® MSCI Brazil Index Fund closing price on December 21, 2007 was 81.75.

The information on the iShares® MSCI Brazil Index Fund provided in this document should be read together with the discussion under the heading “The iShares® MSCI Brazil Index Fund” beginning on page US-31 of underlying supplement no. 1100. Information contained in the iShares or MSCI websites referenced above is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Supplemental Plan of Distribution

We have agreed to sell to UBS Financial Services Inc. and Lehman Brothers Inc. (together, the “Agents”), and the Agents have agreed to purchase, all of the Notes at the price indicated on the cover of this pricing supplement. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount to its affiliates.

We have agreed to indemnify the Agents against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the MTN prospectus supplement and the base prospectus. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price indicated on the cover of this pricing supplement.

Subject to regulatory constraints, Lehman Brothers Inc. has agreed to use reasonable efforts to make a market in the Notes for so long as the Notes are outstanding.

We expect to deliver the Notes against payment on or about December 31, 2007, which is the fifth business day following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if any purchaser wishes to trade the Notes on the Trade Date, it will be required, by virtue of the fact that the Notes initially will settle on the fifth business day following the Trade Date, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

We have, or our affiliate has, entered into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.